UNDERWRITING AGREEMENT

THIS UNDERWRITING AGREEMENT made this ____ day of _________, 2009, by and between GWFS Equities, Inc., a Delaware corporation (the “Underwriter”), and Great-West Life & Annuity Insurance Company (the “Insurance Company”), as follows:

WHEREAS, the Insurance Company has or will register the SecureFoundation Group Fixed Deferred Annuity Certificate (“Certificates”) under the Securities Act of 1933;

WHEREAS, the Underwriter is registered as a broker-dealer with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, the Insurance Company desires to have the Certificates sold and distributed through the Underwriter, and the Underwriter is willing to sell and distribute such Certificates under the terms stated herein.

NOW THEREFORE, the parties hereto agree as follows:

1. Representations, Responsibilities, and Warranties of the Insurance Company

1.01            The Insurance Company represents that it has the authority, and hereby agrees, to grant the Underwriter the right to serve as the distributor and principal underwriter of the Certificates during the term of this Agreement.

1.02            The Insurance Company represents and warrants that it is duly licensed as an insurance company under the laws of the State of Colorado.

1.03           The Insurance Company agrees to update and maintain a current prospectus for the Certificates as required by law.

1.04            The Insurance Company represents that it reserves the right to appoint or refuse to appoint, any proposed associated person of the Underwriter as an agent or broker of the Insurance Company.  The Insurance Company also retains the right to terminate such agents or brokers once appointed.

1.05           The Insurance Company shall furnish the Underwriter with copies of all financial statements and other documents that the Underwriter reasonably requests for use in connection with the distribution of the Certificates.

1.06           The Insurance Company shall be responsible for ensuring that the Insurance Company is appropriately licensed, or otherwise qualified to offer and sell such Certificates under the federal securities laws and any applicable securities and/or insurance laws in each state or other jurisdiction (collectively, “state”) in which such Certificates may be lawfully sold.

1.07   The Insurance Company shall be responsible for ensuring that all persons associated with the Underwriter who are licensed as agents, brokers or producers are duly appointed by the Insurance Company to the extent required or appropriate to comply with applicable state insurance laws.  The Insurance Company shall be responsible for paying all appointment fees, including fees for any renewal or extension of any appointments.

1.08            The Insurance Company shall, upon request, provide assistance to independent broker-dealers which have entered into agreements with the Underwriter and the Insurance Company for the sale of the Certificates, with applying for the proper insurance agent, broker or producer licenses in the appropriate states or jurisdictions for persons associated with such independent broker-dealers subject to such licensing requirements.  The Insurance Company shall be responsible for ensuring that all such persons associated with such independent broker-dealers who are licensed agents, brokers or producers are duly appointed by the Insurance Company to the extent required or appropriate to comply with applicable state insurance laws, provided, however, that the Insurance Company reserves the right to refuse to appoint any such person, to refuse to renew the appointment of any such person, or to terminate the appointment of any such person, at any time.  The Underwriter shall not be responsible for paying any licensing or appointment fees for any such person.

1.09            The Insurance Company shall reimburse the Underwriter for its allocable share of the expenses incurred by the Underwriter in connection with its provision of services hereunder and the distribution of the Certificates, as outlined in the intercompany expense sharing agreement.

2. Representations, Responsibilities, and Warranties of the Underwriter

2.01            The Underwriter represents that it has the authority and hereby agrees to serve as distributor and principal underwriter of the Certificates during the term of this Agreement.

2.02            The Underwriter represents that it is duly registered as a broker-dealer under the 1934 Act and is a member in good standing of the FINRA and to the extent necessary to offer the Certificates, shall be duly registered or otherwise qualified under the securities laws of any state or other jurisdiction.

2.03            The Underwriter agrees to use its best efforts to solicit applications for the Certificates, and to undertake, at its own expense, subject to Section 1.09, to provide all sales services relative to the Certificates and otherwise to perform all duties and functions which are necessary and proper for the distribution of the Certificates.

2.04            The Underwriter agrees to offer the Certificates for sale in accordance with the prospectus therefor, then in effect.  The Underwriter represents and agrees that it is not authorized to give any information or make any representations concerning the Certificates other than those contained in the current prospectus as filed with the SEC or in such sales literature as may be authorized by the Insurance Company.

2.05            The Underwriter shall be fully responsible for carrying out its sales, underwriting, compliance and supervisory obligations hereunder in compliance with rules adopted by FINRA (“FINRA Rules”) and all other relevant federal and state securities laws and regulations.  Without limiting the generality of the foregoing, the Underwriter agrees that it shall have full responsibility for:

(a) ensuring that no person shall offer or sell the Certificates on its behalf until such person is duly registered as a representative of the Underwriter, and duly licensed and appointed by the Insurance Company;

(b) continually training, supervising, and controlling all registered persons associated with the Underwriter for purposes of complying with the FINRA Rules and with federal and state securities laws which may be applicable to the offering and sale of the Certificates.  In this respect, the Underwriter shall:

(1) conduct training programs (including the preparation and utilization of training materials) as is necessary, in the Underwriter’s opinion, to comply with applicable laws and regulations;

(2) establish and implement reasonable written procedures for the supervision of the sales practices of registered persons associated with the Underwriter who sell the Certificates; and

(3) take reasonable steps to ensure that such registered persons shall not make recommendations to an applicant to purchase a Contract in the absence of reasonable grounds to believe that the purchase of the Contract is suitable for such applicants; and

(c) supervising and ensuring compliance with FINRA Rules of all administrative functions performed by the Underwriter with respect to the offering and sale of the Certificates.

2.06            The Underwriter, or its affiliates, shall apply for the proper insurance agent, broker or producer licenses in the appropriate states or jurisdictions for persons associated with the Underwriter who are subject to such licensing requirements.  The Underwriter agrees to pay all licensing or other fees necessary to properly authorize such persons to act as agents, brokers or producers for the sale of the Certificates under applicable state insurance laws.  The Underwriter shall, at the Insurance Company’s request, provide assistance to independent broker-dealers which have entered into agreements with the Underwriter and the Insurance Company for the sale of the Certificates.

2.07            No commission or other fee shall be payable by the Insurance Company to the Underwriter or any person associated with the Underwriter for, or in connection with, the sale of the Certificates, nor shall any commission or other fee be payable by the Insurance Company for, or in connection with, the sale of the Certificates by any independent broker-dealers which have entered into agreements with the Underwriter and the Insurance Company for the sale of the Certificates, it being understood that any person involved in the sale of a Certificate would be entitled to receive compensation with respect to the investment with respect to which the Certificate provides insurance coverage.  The Underwriter shall have the responsibility for calculating and furnishing periodic reports to the Insurance Company as to the sale of the Certificates.

3. Records and Confidentiality

3.01            The Insurance Company and the Underwriter shall cause to be maintained and preserved for the periods prescribed, such accounts, books, records, files and other documents and materials (“Records”) as are required of each of them by any applicable laws and regulations.  The Records of the Insurance Company and the Underwriter as to all transactions hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions.

3.02            The Underwriter shall cause the Insurance Company to be furnished with such Records, or copies thereof, as the Insurance Company may reasonably request for the purpose of meeting its reporting and recordkeeping requirements under the insurance laws of the State of Colorado and any other applicable states or jurisdictions.

3.03            The Insurance Company shall cause the Underwriter to be furnished with any Records, or copies thereof, as the Underwriter may reasonably request for the purpose of meeting its reporting and recordkeeping requirements under the federal securities laws or the securities laws of any inquiring jurisdiction.

3.04            The Insurance Company agrees and understands that the Underwriter may maintain copies of the Records as is required by any relevant securities law, the SEC, FINRA, or any other self-regulatory agency.

3.05            The Underwriter shall establish and maintain facilities and procedures for the safekeeping of all Records relative to this Agreement.

3.06            The parties hereto agree that all Records pertaining to the business of the other party which are exchanged or received pursuant to this Agreement, shall remain confidential and shall not be voluntarily disclosed to any other person, except to the extent disclosure thereof may be required by law.  All such confidential information in the possession of each of the parties hereto shall be returned to the party from whom it was obtained upon the termination or expiration of this Agreement.

4. Relationship of the Parties

4.01            Notwithstanding anything in this Agreement to the contrary, the Underwriter and the Insurance Company may enter into sales agreements with independent broker-dealers for the sale of the Certificates.

4.02            All such sales agreements as described in 4.01, above, which are entered into by the Insurance Company and the Underwriter shall provide that each independent broker-dealer will assume full responsibility for continued compliance by itself and its associated persons with FINRA Rules and applicable federal and state securities and insurance laws. All associated persons of such independent broker-dealers soliciting applications for the Certificates shall be duly and appropriately licensed and/or appointed for the sale of the Certificates under the insurance laws of the applicable state or jurisdiction in which the Certificates may be lawfully sold.

4.03            The services of the Underwriter hereunder are not to be deemed exclusive and the Underwriter shall be free to render similar services to others so long as the services rendered hereunder are not interfered with or impaired.

5. Term and Termination

5.01            Subject to termination, the Agreement shall remain in full force and effect for one year, and shall continue in full force and effect from year to year until terminated as provided below. Each additional year shall be an additional term of this Agreement.

5.02            This Agreement may be terminated:

(a) by either party upon sixty (60) days written notice to the other party;

(b) immediately, upon written notice in the event of bankruptcy or insolvency of one party;

(c) at any time upon mutual written consent of the parties;

(d) immediately in the event of its assignment; provided however, “assigned” shall not include any transaction exempted from section 15(b)(2) of the Investment Company Act of 1940;

(e) immediately in the event that the Underwriter no longer qualifies as a broker-dealer under applicable federal law; and

(f) immediately in the event of fraud, misrepresentation, conversion, or unlawful withholding of funds by a party.

5.03            Upon termination of this Agreement, all authorization, rights, and obligations shall cease except the obligations to settle accounts hereunder, including payments or premiums or contributions subsequently received for Certificates in effect at the time of termination or issued pursuant to applications received by the Insurance Company prior to termination.

5.04            After notice of termination, the parties agree to cooperate to effectuate an orderly transition of all accounts, payments and Records.

6. Miscellaneous

6.01            This Agreement shall be subject to the provisions of the 1934 Act and the rules, regulations and rulings thereunder.  In addition it shall be subject to FINRA Rules, as issued from time to time, and any exemptions the SEC may grant.  All terms of this Agreement will be interpreted and construed in accordance with this section 6.01.

6.02           If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall remain in full force and effect.

6.03            This Agreement constitutes the entire Agreement between the parties hereto and may not be modified except in a written instrument executed by all the parties hereto.

6.04            This Agreement shall be governed by the internal laws of the State of Colorado without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective duly authorized officers and have caused their respective seals to be affixed hereto, as of the day and year first written above.

Great-West Life & Annuity Insurance Company

By:
Name:
Title:

GWFS Equities, Inc.

By:
Name:
Title: